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CUSIP No. 421933 10 2                                        (Page 7 of 9 Pages)




                                   EXHIBIT 1


                         NOTICE OF DISSOLUTION OF GROUP


     Prior to this Amendment No. 5, this Schedule 13G had been filed, pursuant to Rule 13d-5(b)(1), on behalf of a group consisting of William J. Schoen; William J. Schoen as Trustee of the William J. Schoen Revocable Trust, u/a/d 1/19/88; Earl P. Holland; Earl P. Holland as Trustee of the Declaration of
Trust for the Benefit of Earl P. Holland dated 8/8/91; Stephen M. Ray; Stephen
M. Ray as Trustee, Settlor and Beneficiary of the Stephen M. Ray Living Trust, u/a/d 6/8/93; and Robb L. Smith. Each of the members the group was party to a certain Officers'-Stockholders' Agreement dated as of January 11, 1991, pursuant to which William J. Schoen was granted an irrevocable proxy to vote all shares of the Issuer owned by the members of the group in accordance with the decision of the holders of a majority of such shares. Such Officers'-Stockholders' Agreement terminated by its terms, and the group dissolved, on February 5, 1996.

     All further filings with respect to transactions in the Issuer's Class A Common Stock will be filed, if required, by the former members of the group in their respective individual capacities.